Exhibit 10.8

TWELFTH MODIFICATION OF OFFICE LEASE

THIS TWELFTH MODIFICATION OF OFFICE LEASE (this “Twelfth Modification”) is entered into as of the 17 day of August, 2012, by and between CRESCENT TC INVESTORS, L.P., a Delaware limited partnership (“Landlord”), and WESTWOOD MANAGEMENT CORP., a New York corporation (“Tenant”).

RECITALS:

A. The Crescent, a Texas joint venture, predecessor-in-interest to Landlord, and Tenant executed that certain Office Lease, dated April 9, 1990 (the “Original Lease”), covering certain space therein designated as Suite 1110, containing approximately 1,621 rentable square feet (the “Original Premises”), situated on the eleventh floor of 300 Crescent Court which is part of an office building commonly known as The Crescent®, located at 100, 200 and 300 Crescent Court, Dallas, Texas (the “Office Building”).

B. The Original Lease has been amended by (i) that certain First Modification of Office Lease dated September 11, 1991 (the “First Modification”), pursuant to which the Original Premises were expanded to include an additional 1,783 rentable square feet to consist of a total of 3,404 rentable square feet; (ii) that certain Second Modification of Office Lease dated September 27, 1991 (the “Second Modification”), pursuant to which an error in the amount of the monthly installments of Basic Rental was corrected; (iii) that certain Third Modification of Office Lease dated October 5, 1994 (the “Third Modification”), pursuant to which Tenant relocated to Suite 1320, containing approximately 5,322 rentable square feet located in 300 Crescent Court, Dallas, Texas (hereinafter referred to as the “New Premises”); (iv) that certain Letter Agreement dated June 15, 1995 (the “Letter Agreement”), pursuant to which the term of the Original Lease was extended for an additional five (5) years, through and including March 31, 2000; (v) that certain Fourth Modification of Office Lease dated April 26, 1996 (the “Fourth Modification”), pursuant to which the New Premises were expanded to include an additional 2,691 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “First Expansion Space”) and an additional 1,770 rentable square feet located in 300 Crescent Court, Dallas, Texas (the “Second Expansion Space”), and the term of the Original Lease was extended through June 30, 2001; (vi) that certain Fifth Modification of Office Lease dated May 30, 1996 (the “Fifth Modification”), pursuant to which the New Premises were expanded to include an additional 167 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “Third Expansion Space”); (vii) that certain Sixth Modification of Office Lease dated September 18, 1997 (the “Sixth Modification”), pursuant to which the New Premises were expanded to include an additional 1,038 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “Fourth Expansion Space”); (viii) that certain Seventh Modification of Office Lease dated June 24, 1998 (the “Seventh Modification”), pursuant to which the New Premises were reduced by approximately 3,896 rentable square feet of space located at 200 Crescent Court, Dallas, Texas (the “Released Space”) and expanded to include an additional 5,818 rentable square feet located on the thirteenth floor of 200 and 300 Crescent Court, Dallas, Texas (the “Fifth Expansion Space”) ;(ix) that certain Eighth Modification of Office Lease dated September 21, 1998 (the “Eighth Modification”), pursuant to which the New Premises were expanded to include an additional 665 rentable square feet located on the thirteenth floor of 200 Crescent Court, Dallas,

The Crescent®/Westwood Management Corporation

Texas (the “Sixth Expansion Space”); (x) that certain Ninth Modification of Office Lease dated November 25, 2003 (the “Ninth Modification”), pursuant to which the Lease Term was extended and the New Premises, together with the First Expansion Space, the Second Expansion Space, the Third Expansion Space, the Fourth Expansion Space, the Fifth Expansion Space and the Sixth Expansion Space, and as reduced by the Released Space, were substituted with approximately 22,002 rentable square feet located on the 12th floor of 200 Crescent Court (the “Relocated Premises”); (xi) that certain Tenth Modification of Office Lease dated February 24, 2004 (the “Tenth Modification”), pursuant to which the Relocated Premises were redefined to contain 21,587 rentable square feet of space; and (xii) that certain Eleventh Modification of Office Lease dated December 9, 2010 (the “Eleventh Modification”), pursuant to which the Lease Term was extended and the Relocated Premises were expanded to include Suite 1300, containing approximately 3,968 rentable square feet, located on the 13th floor of 200 Crescent Court (the “Seventh Expansion Space”).

C. The Original Lease, as modified by the First Modification, the Second Modification, the Third Modification, the Letter Agreement, the Fourth Modification, the Fifth Modification, the Sixth Modification, the Seventh Modification, the Eighth Modification, the Ninth Modification, the Tenth Modification and the Eleventh Modification, is hereinafter referred to as the “Lease”. The Relocated Premises, together with the Seventh Expansion Space, collectively containing approximately 25,555 rentable square feet, are hereinafter referred to as the “Current Premises”. Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease.

D. Landlord and Tenant desire to further amend and modify the Lease in certain respects as provided herein.

AGREEMENT:

In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby further amend and modify the Lease as follows:

1. Premises. Tenant has exercised its Option to Expand pursuant to Rider No. 3 attached to the Eleventh Modification. Effective as of the Eighth Expansion Space Commencement Date (hereinafter defined), the Lease is hereby modified and amended to include approximately 2,683 rentable square feet, located on the 13th floor of 200 Crescent Court as shown on Exhibit A attached hereto (the “Eighth Expansion Space”). As used herein, the term “Eighth Expansion Space Commencement Date” shall be the earliest of (1) the first business day after the date on which the Landlord Work (defined in the Work Letter attached as Exhibit B) with respect to the Eighth Expansion Space is Substantially Complete, as determined pursuant to the Work Letter, or (2) the date on which the Landlord Work with respect to the Eighth Expansion Space would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or (3) the date Tenant takes possession of any part of the Eighth Expansion Space for purposes of conducting business therein. From and after the Eighth Expansion Space Commencement Date, the term “Premises’’ wherever used in the Lease or in this Twelfth Modification shall mean the Current Premises, together with the Eighth Expansion

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Space, collectively containing 28,238 rentable square feet. Tenant acknowledges that the Eighth Expansion Space is currently leased by another tenant of the Office Building through December 31, 2012 (“Current Tenant”). Current Tenant has exercised its option to renew its lease for the Eighth Expansion Space and accordingly, Landlord will exercise its option to relocate Current Tenant to other space in the Office Building. Landlord will relocate Current Tenant prior to January 1, 2013. Tenant hereby acknowledges and agrees that the Eighth Expansion Space is leased by Tenant subject to all terms and conditions of the Lease, as modified by this Twelfth Modification. In addition, Rider No. 3 attached to the Eleventh Modification is hereby deleted in its entirety.

2. Basic Rental. Effective as of the Eighth Expansion Space Commencement Date, the Basic Rental due and payable for the Eighth Expansion Space shall be in the following amounts:

Lease Months	Annual Basic Rental Rate Per Rentable Square Foot	Monthly Basic Rental Installment
EESCD – 11/30/15	$33.50	$7,490.04	*
12/1/15 – 11/30/17	$34.50	$7,713.63
12/1/17 – 11/30/21	$35.50	$7,937.21

EESCD = Eighth Expansion Space Commencement Date

Month = One full calendar month

*	Subject to abatement as provided below

Notwithstanding anything to the contrary contained in the foregoing, Tenant shall be entitled to an abatement against the Basic Rental next due and payable for the Eighth Expansion Space commencing on the Eighth Expansion Space Commencement Date and continuing for a period of 4 months and 29 days thereafter. Rent for any partial month shall be prorated on a daily basis. Rent for the Eighth Expansion Space shall be paid in addition to Rent for the Current Premises, and all Rent shall be payable in accordance with the terms and provisions of the Lease, as modified by this Twelfth Modification.

3. Operating Expense Stop. The Operating Expense Stop applicable to the Eighth Expansion Space shall be the same as that applicable to the Current Premises, which is the amount of the Actual Operating Expenses for the Project for the calendar year 2011 (grossed up to full occupancy).

4. Condition of Eighth Expansion Space. Landlord agrees to cause leasehold improvements to be constructed in the Eighth Expansion Space pursuant to the Work Letter attached hereto as Exhibit B, which shall be executed by Landlord, Tenant, and Landlord’s construction manager, Crescent Property Services, Inc.

5. Parking. Effective as of the Eighth Expansion Space Commencement Date, Tenant shall have the right to lease up to 8 additional unreserved parking spaces in the Parking Facilities in accordance the Parking Agreement attached to the Ninth Modification as Rider No. 3, as modified by the Eleventh Modification. The rates payable for such unreserved parking spaces shall be as set forth in Paragraph 11 of the Eleventh Modification.

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6. Broker. Tenant represents and warrants that no broker or agent has represented Tenant in connection with this Twelfth Modification, other than Jones Lang LaSalle Brokerage, Inc. (“Broker”) whose commission shall be paid by Landlord in accordance with a separate agreement between Landlord and Broker. Except as provided in the immediately preceding sentence, each party shall indemnify and defend the other party against any Claims for real estate commissions or fees in connection with this Twelfth Modification made by any other party claiming through the indemnifying party. The foregoing indemnification obligation of each indemnifying party shall include indemnification of any affiliates or subsidiaries of the foregoing, and all of their respective officers, directors, employees, shareholders, members, partners, agents and contractors (and, in the case of Landlord as the indemnified party, shall include Landlord’s mortgagees and the manager of the Office Building).

7. ERISA Representation. Tenant represents that (i) neither Tenant nor any entity controlling or controlled by Tenant owns a five percent (5%) or more interest (within the meaning of Prohibited Transaction Class Exemption 84-14) in JPMorgan Chase Bank, N.A. (“JPMorgan”) or any of JPMorgan’s affiliates, and (ii) neither JPMorgan, nor any of its affiliates, owns a five percent (5%) or more interest in Tenant or any entity controlling or controlled by Tenant.

8. Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery of this Twelfth Modification to Landlord. If Tenant fails to execute and deliver a signed copy of this Twelfth Modification to Landlord by 5:00 p.m. (Dallas, Texas time), on August 17, 2012, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this document shall constitute Landlord’s agreement to waive Tenant’s failure to meet the foregoing deadline.

9. Miscellaneous. This Twelfth Modification shall become effective only upon full execution and delivery of this Twelfth Modification by Landlord and Tenant. This Twelfth Modification contains the parties’ entire agreement regarding the subject matter covered by this Twelfth Modification, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Twelfth Modification. Except as modified by this Twelfth Modification, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Twelfth Modification, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. In case of a conflict between the Lease and this Twelfth Modification, the terms of this Twelfth Modification shall control.

10. Ratification. Landlord and Tenant hereby ratify and confirm their respective obligations under the Lease and each party represents and warrants to the other that to its current actual knowledge, it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) to its current actual knowledge, Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto. Landlord confirms that, to its current actual knowledge, Tenant is not in default under the Lease.

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11. Consent. Landlord represents and warrants that either (a) Landlord has obtained all required consents and approvals, or (b) no consents or approvals are required, in connection with Landlord’s execution and delivery of this Twelfth Modification. Tenant represents and warrants that either (a) Tenant has obtained all required consents and approvals, or (b) no consents or approvals are required, in connection with Tenant’s execution and delivery of this Twelfth Modification.

EXECUTED as of the day and year first above written.

LANDLORD: CRESCENT TC INVESTORS, L.P.,
a Delaware limited partnership

By:	Crescent TCI GP, LLC., a Delaware limited liability company, its general partner

By:
	Name:	Virgilio De La Piedra
	Title:	President

TENANT:

WESTWOOD MANAGEMENT CORP., a New York corporation

By:
Name:	William R. Hardcastle, Jr.
Title:	CFO

The Crescent®/Westwood Management Corp.